The Football Network, Inc.
CONSULTING AGREEMENT



Date:



THIS AGREEMENT is made and entered into this 30th day of January, 2001, by and between, Bill Nesmith ("Consultant") and TFN, The Football Network, Inc., a Delaware corporation (the "Company"), pursuant to which Consultant is to act as a non-exclusive consultant to the Company in connection with the acquisition of private funding for the Company's business (a "Transaction").

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties mutually agree as follows:

1. Term.    The term of this Agreement shall commence on the date first above written and terminate three months later, with no further rights and obligations, as set forth herein. This agreement may survive the term only by mutual written consent of both parties.

2. Services to be Performed by Consultant.    Consultant agrees that in
connection with a potential Transaction, it shall perform the following services in its capacity as non-exclusive consultant to the Company:

(a) Develop introductions to potential accredited investors and /or partners ("Investor/Partners"), and, upon the Company's written approval of the potential introductions, notify the Company of said Investor/Partner for investment potential, provided that such Investor/Partner is an accredited investor as defined in SEC regulations; within seven days of the introduction, the Consultant will deliver to the Company a letter (the "Registration Letter") noting the name of the Investor/Partner and the particulars of the introduction, specifying the parties participating in the introductory conversation or meeting.

(b) Evaluate with the Company any possible Transaction that might develop with the Investor/Partner; however, all negotiations between a potential Investor/Partner and the Company will be conducted by representatives of the Company, and Consultant shall not be required to or participate in any negotiations on the Company's behalf.

(c) Perform additional advisory services as might be necessary in order to successfully complete a Transaction, provided that such advice and/or assistance shall not encompass legal or tax issues nor the sale of any securities nor any activities which require a license or registration not held by Consultant, or anything in violation of any applicable federal, state or local law.

3. Non-Binding Authority; No Solicitation.    In its role as consultant,
Consultant shall have no authority to bind the Company to any third party. Nothing contained in this Agreement will require the Company to accept the terms of any proposal from a potential Investor/Partner. Furthermore, the Company shall have the right, in its sole and absolute discretion, to reject any proposed Transaction regardless of its terms. Consultant will not attempt to sell any security on behalf of the Company and will not engage in any activity that would be deemed as an offering of securities, public or private.

4.          Finder's Fees:

(a) Definitions.    For purposes of this Paragraph 4:

"Consideration" shall be defined to include all payments received from a particular Transaction in the form of cash, stocks, notes or other securities, equity investment, funded debt assumed or paid off, funded development contracts, leases, royalties, licenses or any other similar form of consideration included in a Transaction.

"Aggregate Consideration" shall mean the aggregate amount of Consideration received by the Company pursuant to this Agreement by virtue of a Transaction.

"Grace Period" shall mean the period commencing on the date of termination of this Agreement and expiring at any time upon written notice.


Consultant shall receive a finder's fee, as set forth in Paragraph 4(c), only if:

A Transaction is consummated during the term of this Agreement or during the Grace Period between the Company and an Investor/Partner introduced by Consultant to the Company and the Investor/Partner appears on the Potential Referral List (which may be amended by the Consultant during the term of the agreement) and the Consultant has sent the Company a Registration Letter per the requirements herein.

Negotiations are reopened during the Grace Period between the Company and an Investor/Partner with whom discussions were previously held and a Transaction is consummated within six (6) months after said discussions were reopened.


(c) Consultant shall be paid $2,500 at the first of each month for no more than three months unless Company terminates this agreement per Clause1 of this Agreement. Consultant shall receive (at the time the Consideration is cleared by the bank and received by the Company) a finder's fee equal to ten percent (10%) of Aggregate Consideration, in cash. Notwithstanding the preceding, each $2,500 fee paid shall then be deducted from any Finder's Fee (percentage fee from the gross proceeds of the capital raised).


Consultant will additionally receive options as follows:

Consultant shall receive at the closing of any Transaction in which he is entitled to the cash fee described above an option to purchase an amount of the common stock of the Company equal to the numerical statement of the value of the consideration received by the Company in any such Transaction multiplied by 0.05 (5%); by way of example, if the value of the consideration is $1,000,000, then the Consultant would receive an option to purchase 50,000 shares, subject to the conditions herein. This method shall be used for each closed Transaction (meaning funds have been accepted and cleared by the bank) by an Investor/Partner introduced by Consultant to the Company. The exercise price of the options granted pursuant to this section shall be $1.00. The option shall be exercisable over a ten-year period and will expire thereafter.

(d) If the Consideration received by the Company consists of a security, the value assigned to such security for purposes of determining Consultant's Finder's fee (pursuant to Paragraph 4) shall be based on the closing price of such security on the domestic securities exchange on which it is listed; or, if there is no public market, by mutual agreement between the parties with reference to fair market value.

  In the event that the Consideration to be received includes securities or other Consideration to be received as an installment sale, earn-out or other form of delayed or contingent payment, the present value of that Consideration, discounted at 10% per annum, will be used to determine Consultant's finder's fees under this Paragraph or at the option of the Consultant, the Company will issue a note to the Consultant in the full amount of the unpaid portion of the fee (with interest at 9% per annum) and the note to the Consultant will be paid as the Company receives cash for the delayed, contingent, or other non-cash Consideration. Additionally, at the option of the Consultant, if the Transaction includes securities, the Consultant may have its fee paid (with no discount) by distribution of a portion of the securities received, the amount due the Consultant to be calculated by multiplying the fair market value of the securities by 10%.

Where a controversy arises where two or more parties claim to have introduced an Investor/Partner to the Company, any finder's fee will be payable only to the party who first introduced the Investor/Partner to the Company as determined by the date of introduction, provided that such Consultant has timely sent the Registration Letter discussed herein and provided that it has complied with the other requirements of this agreement.

Consultant introductions to the Company i. for purposes of strategic partnerships, strategic alliances, mergers, acquisitions or other types of Transactions not defined herein, ii. For the purpose of financing beyond the current $3,500,000 it is seeking and iii. Introductions to financing intermediaries' brokers, advisors, etc. will be the subject of a separate negotiable agreement.

The Company will pay to the Consultant the cash portion of the fees earned by the Consultant pursuant to this agreement within 24 hours of the Company's receipt of good funds from the then subject
Investor/Partners introduced to the Company pursuant to the terms of this agreement.

5. Retainer Fee: Consultant shall be paid an initial retainer fee of $2,500 (two thousand five hundred). Upon attainment of funding, this fee shall be deducted from the Finder's Fee (percentage fee from the gross proceeds of the capital raised).

6. Sharing of Finder's Fee: Should Consultant negotiate with any other 3rd parties for the sharing of the finder's fee, payment or any other consideration for services performed in referring Investors/Partners, Consultant agrees:
(a). That the total finder's fee price paid to the Consultant and any other 3rd parties shall not exceed the finder's fee (10% of the Aggregate Consideration) and 5% in stock options set forth in this agreement.

(b). Consultant agrees that Company shall directly pay any 3rd party their respective percentage of the total finder's fee from the total aggregate finder's fee, per the payment terms and conditions of the agreement between Consultant and 3rd party.

(c). Consultant shall forward to the Company a copy of the agreement, upon entering into any 3rd party agreement wherein the terms set forth sharing or payment of the finder's fee or any other consideration from the funds acquired for the benefit of Company.

(d). Any 3rd party must be in compliance with all SEC requirements, including, but not limited to, any Investor/Partner must be an accredited investor and the 3rd party must hold the required licenses. Should the 3rd party fail to comply with any SEC regulation, the Company shall have the right to deny payment.

(e). Company shall not pay any 3rd party retainers or monthly service fees or any additional fees in whatever capacity.

7. Expenses. The Company will reimburse the Consultant for all expenses related to Consultant performing its duties under the Agreement, except that any total expense during a one-month period shall not exceed one hundred dollars ($100). Any further expenses must receive the prior approval from the Company with accompanying receipts in order to be reimbursable.

8. Non Circumvention: The Company agrees, represents and warrants that it will neither circumvent nor independently enter into any oral or written contractual agreements or obligations with the Investor/Partners parties engaged by the Consultant and introduced to the Company for the purpose of fulfilling the obligations of this Agreement. In the event that a Investor/Partners commitment is made to the Company by a Investor/Partners heretofore engaged by the Consultant, or if a loan to the Company is consummated within two (2) years from the date of this Agreement by a Investor/Partners heretofore engaged by the Consultant, then the Consultant shall be entitled to receive and the Company shall be obligated to pay the Finder's Fee in accordance with and as described in this Agreement.


9.  Transaction Costs.    The Company shall be responsible for all costs
associated with closing a Transaction, including but not limited to legal, accounting, other professional services, appraisals, travel, fees, and applicable taxes.

10.  Termination.    The Company or Consultant may terminate this
Agreement at any time upon thirty- (30) days written notice to the other party. The termination will not affect clauses herein regarding the Finder's fees (Paragraph 4), which shall continue in full force and effect.

11. Entire Agreement.    This Agreement executed between the parties
contains the entire understanding of the subject matter contained herein, and supercedes any oral or written contemporaneous or prior communications between the parties.

12. Amendment.    This Agreement and the terms hereof may be amended
only by the written consent of both Consultant and the Company.

13. Governing Law.    This Agreement shall be construed in accordance
with the laws of the state of California.

14. Arbitration.    Any controversy or claim arising out of or relating
to this Agreement between the Company and Consultant, or breach thereof, shall be settled by arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. All expenses incurred by the prevailing party including attorney fees, will be reimbursed in addition to the funds allowed under the arbitration proceedings.

15. Indemnification by Company.    The Company will indemnify and hold
Consultant and its employees, agents and affiliates (collectively referred to in this article 15 as "Consultant"), free and harmless to the maximum extent allowed by law from and against any and all loss, claims for damage, liability and expenses arising from wrongful acts or omissions by the Company, in its business operations or Company's involvement in the services performed under this agreement, or information given to Consultant or a potential Investor/Partner by the Company.

16. Indemnification by Consultant.   The Consultant will indemnify and
hold Company, its employees, agents and affiliates (collectively referred to in this article 16 as "Company"), free and harmless, to the maximum extent allowed by law from and against any and all loss, claims for damage, liability and expenses arising from wrongful acts or omissions by Consultant.

17. Business Plan.    Consultant agrees to maintain as confidential any
information learned from Company of a proprietary nature.

18. Assignability.    This Agreement is not assignable.

19. Misc. This agreement will be binding upon the Company and the Consultant and their respective successors and assigns. The parties to this agreement represent that they are authorized to enter into this agreement. This agreement may be executed via facsimile, which will be deemed to be an original and will be valid and binding upon each of the Company and the Consultant.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY

TFN, The Football Network, Inc.
a Delaware corporation, by:



/s/Jantonio Turner
Jantonio Turner, President.

CONSULTANT:
/s/Bill Nesmith
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